Exhibit 99.2
1550 Peachtree Street, N.W. Atlanta, Georgia 30309

NEWS RELEASE

Contact Information:
David Rubinger
Equifax Inc.
(404) 885-8555
david.rubinger@equifax.com

Equifax Completes Acquisition of TALX Corporation

ATLANTA, May 15, 2007 — Equifax Inc. (NYSE: EFX) today announced the completion of the acquisition of TALX Corporation (NASDAQ: TALX) following approval of the transaction by TALX shareholders and satisfaction of all other closing conditions of the merger agreement.

TALX is a leading provider of employment verification and related human resource/payroll services, serving over 9,000 clients in the U.S., including more than 75 percent of companies in the FORTUNE 500. TALX provides a wide spectrum of products and services including employment and income verification, pay reporting, hiring, and employment tax management services. The Work Number® service, created by TALX in 1995, is a leader in workplace verification and has over 147 million employment records.

The acquisition of TALX is aligned with Equifax’s long-term growth strategy of expanding into new markets with unique data and analytics.  Equifax and TALX each leverage data and technologies that are designed to help customers make critical decisions with greater confidence. The acquisition also adds an experienced management team with proven business performance.

“We are very pleased to welcome TALX and 1,900 associates to Equifax. TALX products and services will enable Equifax to broaden its suite of solutions for customers and expand its position as an industry leader in data, analytics and technology. With Equifax, TALX customers will benefit from the resources of a 108-year-old global company that is a trusted steward of critical information,” said Richard F. Smith, chairman and CEO, Equifax.

“On behalf of TALX, its shareholders and our associates, I am extremely proud that our company is now part of Equifax. The combination of our two companies is a natural fit, as Equifax and TALX have similar business models focused on helping customers become more efficient by leveraging information and technology. I know that our customers will reap the benefits of having our two great companies serving their needs for many years to come,” said William W. Canfield, president, TALX.

Under the terms of the merger agreement, each share of TALX common stock is converted into the right to receive either $35.50 in cash, without interest, or 0.861 of a share of Equifax common stock for each share of TALX common stock that the shareholder owned immediately before completion of the merger.  If TALX shareholders elect to receive more stock or cash than is provided for under the merger agreement, elections for the oversubscribed form of merger consideration will be prorated so that 75 percent of the shares of TALX common stock outstanding immediately before completion of the merger will be converted into shares of Equifax common stock and the remaining 25 percent will be converted into the right to receive cash. Under the terms of the stock and cash transaction, Equifax expects to issue approximately 20.6 million shares of its common stock and pay cash in the approximate amount of $283 million in exchange for all of the issued and outstanding shares of TALX common stock.  The final results of the cash and stock elections, including the consideration to be received by TALX shareholders who validly elected cash and those who validly elected stock, are expected to be announced by Equifax as soon as practicable after final reconciliation by the exchange agent for the transaction, Computershare Shareholder Services, Inc.

Trading in TALX’s common stock on the NASDAQ Global Select Market ceased at the end of trading hours on Tuesday, May 15, 2007.

TALX becomes one of Equifax’s five business units, along with U.S. Consumer Information Solutions, North American Commercial Information Solutions, International and Personal Solutions. Mr. Canfield has joined Equifax as president of the TALX business unit and has been elected to Equifax’s board of directors. Starting today, Equifax will begin integrating the two companies’ operations to ensure a smooth transition and the creation of long-term value for customers, employees and shareholders.

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About Equifax (www.equifax.com)

Equifax is a global leader in information technology that enables and secures global commerce with consumers and businesses. The company is one of the largest sources of consumer and commercial data. Utilizing its databases, advanced analytics and proprietary enabling technology, Equifax provide real-time answers for our customers. This innovative ability to transform information into intelligence is valued by customers across a wide range of industries and markets. Headquartered in Atlanta, Georgia, Equifax employs approximately 6,900 people in 14 countries throughout North America, Latin America and Europe. Equifax was founded 108 years ago, and today is a member of Standard & Poor’s (S&P) 500® Index, and its common stock is traded on the New York Stock Exchange under the symbol EFX.

Forward-Looking Statements

This document may contain forward-looking statements.  Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of Equifax or TALX and the information contained in this release.  These factors include the ability to integrate successfully TALX within Equifax or to realize synergies from such integration; costs related to the acquisition of TALX; the economic environment of the industries in which Equifax and TALX operate; and other risk factors discussed in Equifax’s and TALX’s respective public reports filed with the SEC.  Equifax and TALX assume no duty whatsoever to update these forward-looking statements or to conform them to future events or developments.